CIRRUS LOGIC, INC. 2018 LONG TERM INCENTIVE PLAN
NOTICE OF GRANT OF STOCK AWARD

Holder’s Name:
Holder’s Address:

You (“Holder”) are hereby granted shares of Common Stock of Cirrus Logic, Inc. as set forth below (this “Stock Award”), subject to the terms and conditions of the Cirrus Logic, Inc. 2018 Long Term Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
Grant Number:
Date of Grant:
Total Number of Shares Granted:

CIRRUS LOGIC, INC.

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